Exhibit 5.1

[Letterhead of Thompson Coburn LLP]

July 10, 2007

Baldor Electric Company

5711 R.S. Boreham, Jr. St.

Fort Smith, Arkansas 72901

Re:	Baldor Electric Company
REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

We have acted as legal counsel to Baldor Electric Company, a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-3ASR (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), 1,579,280 shares of its common stock, par value $.10 per share, together with one common stock purchase right associated with each share of the Company’s common stock pursuant to the Company’s rights agreement (the “Shares”), which may be sold by certain shareholders of the Company (the “Selling Shareholders”) from time to time on a delayed or continuous basis pursuant to Rule 415 under the Act. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with the preparation of this opinion letter and as the basis for the opinion set forth below, we have examined originals or copies of:

(i) the Registration Statement relating to the Shares;

(ii) the Restated Articles of Incorporation of the Company, as amended and as certified by the Secretary of State of Missouri (the “Articles of Incorporation”), and

(iii) the By-laws of the Company, as currently in effect (the “By-laws”).

We have also examined such corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity of the originals of all documents submitted to us as copies.

Based only on the foregoing, the undersigned is of the opinion that the Shares are duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm in the section of the Registration Statement entitled “Legal Matters.”

Very truly yours,

/s/ Thompson Coburn LLP